Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

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Preliminary Information Statement

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Definitive Information Statement

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Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)

TRANSANATIONAL FINANCIAL NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

TRANSANATIONAL FINANCIAL NETWORKS, INC.

(Name of Person(s) Filing Proxy Statement)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)Title of each class of securities to which transaction applies:

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(4)Proposed maximum aggregate value of transaction:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TRANSNATIONAL FINANCIAL NETWORKS, INC.

353 Sacramento Street, Suite 1500

San Francisco, California 94111

INFORMATION STATEMENT

Mailing Date:  October 28, 2007

We are not asking you for a proxy and you are

requested not to send us a proxy

General

This Information Statement is furnished to the holders of Common Stock, no par value per share (the "Common Stock"), of Transnational Financial Networks, Inc. (the "Company") on behalf of the Company in connection with proposed amendments to the Articles of Incorporation of the Company to change the name of the Company to “Telava Networks, Inc. ” or a similar name approved by the Board of Directors, and to increase the number of authorized shares of common stock from 20,000,000 to 200,000,000.  The amendments have already been approved by the consent of persons holding 5,198,011 shares, or 35%, of the outstanding 15,034,824 shares of Common Stock, and holders of all of the 1,371,134 shares of the Series A Convertible Preferred stock, which hold collectively 137,113,400, or 90% of the Company’s 152,148,224 voting rights.  YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER.  THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.

Record Date

The close of business on October 16, 2007, which is the date of the consent action by shareholders approving the amendments to its articles, was fixed as the record date pursuant to Section 701(b)(2) of the California Corporations Code.

The voting securities of the Company are the shares of its Common Stock, of which       15,034,824 shares were issued and outstanding as of October 16, 2007, and its Series A Convertible Preferred Stock, of which 958,134 shares were outstanding as of October 16, 2007.  All outstanding shares of Common Stock are entitled to one vote, and outstanding shares of Series A Preferred Stock are entitled to 100 votes, on each matter submitted to shareholders.

Beneficial Ownership of Securities

Common Stock. The following table sets forth the beneficial ownership of the Company's Common Stock as of October 16, 2007 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group.  The table has been prepared based on information provided to the Company by each shareholder. The address of each, unless otherwise noted, is 353 Sacramento Street, Suite 1500, San Francisco, California 94111. Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

Number of Shares

Percentage of

Name

Office

Owned

Shares Owned

Baldwin Yung

PRESIDENT/CEO/

9,711,300

6.4%

CFO/Director

Chris Chen

Vice President

7,769,100

5.0%

Ray Powers

Vice President

--

--

Boaz Yung

Vice President

2,427,800

1.6%

Charles Choi

Director of

--

--

Operations, Korea

Colin Tilley

Executive VP,

--

--

Director

Dicken Yung

Director

4,370,100

2.9%

Michael Corrigan

Director

--

--

Ruth Brown

Director

--

--

Rodger Spainhower

Director

--

--

Joseph Kristul(2)

Director

2,242,290

1.5%

Carlington HK Limited(3)

N/A

67,979,400

44.6%

All executive officers and directors as a

group (11 persons)

26,520,590

17.4%

(1)

Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

(2)

Except for Mr. Kristul, who directly owns only common stock, thee amounts represent shares of common stock issuable upon conversion of Series A Convertible Preferred Stock at the rate of 100 shares of common stock for each one shares of Series A Convertible Preferred Stock. Mr. Kristul owns his shares indirectly through his control of the Kristul family Trust with his spouse Maria.

(3)

Mr. Lam Kam Hung is the control person of Carlington Hong Kong Limited, an investment group which directly owns these shares, and he may be deemed to be the beneficial owner of the 679,794 shares of Series A Convertible Preferred Stock shares owned by Carlington Hong Kong Limited.

As of October 16, 2007, there were approximately 460 common shareholders of record and 6 record holders of Series A Convertible Preferred Stock.

PROPOSAL NO. 1:

AMENDMENT OF ARTICLES OF INCORPORATION

NAME CHANGE

The stockholders holding a majority of combined voting power of the Company, including holders of  common stock and Series A Convertible Preferred Stock, have approved an amendment to Article One of the Company's Articles of Incorporation to change the name of the Company to Telava Networks, Inc.

The Board of Directors has proposed the name change because of the Company’s departure from the mortgage loan business and to match the name of the Company’s current operating subsidiary, Telava Networks, Inc., a Nevada corporation (“Telava Nevada”).

The amendment will be filed with an effective date with the California Secretary of State no less than twenty days after the mailing of the Information Statement.

PROPOSAL NO. 2:

AMENDMENT OF ARTICLES OF INCORPORATION

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

The stockholders holding a majority of the combined voting power of the Company, including holders of common stock and Series A Convertible Preferred Stock, have approved an amendment to Article Four of the Company's Articles of Incorporation to increase the number of authorized shares Common Stock from 20,000,000 to 200,000,000. The amendment increasing the authorized number of shares of common stock requires the affirmative vote of a majority of the Common Stock and Preferred Stock voting as a class.

The Board of Directors has proposed increase in authorized common stock to provide the Company with sufficient authorize shares of common stock for future financings or acquisitions. However, there are no such financings or acquisitions being contemplated at this time. In addition, the increase in authorized shares will enable the holders of Series A Convertible Preferred Stock to convert their shares in to common stock in order to simplify the capital structure of the Company. However, the agreement for the acquisition of Telava Nevada and the associated issuance of Series A Convertible Preferred Stock do not require this amendment to the Articles of Incorporation.

The amendment will be filed with an effective date with the California Secretary of State no less than twenty days after the mailing of the Information Statement.